Exhibit (a)(1)(xiv)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

Fox & Hound Restaurant Group

at

$16 Net Per Share

by

F&H Finance Corp.

an indirect wholly-owned subsidiary of

Levine Leichtman Capital Partners III, L.P.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, FEBRUARY 6, 2006, UNLESS EXTENDED.

January 20, 2006

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been engaged by F&H Finance Corp., a Delaware corporation (“Offeror”) and an indirect wholly-owned subsidiary of Levine Leichtman Capital Partners III, L.P., a California limited partnership (“LLCP”), to act as Information Agent in connection with Offeror’s offer to purchase all of the shares of common stock, $0.01 par value per share (the “Shares”), of Fox & Hound Restaurant Group, a Delaware corporation (the “Company”), that are issued and outstanding, at an increased price of $16.00 per Share, net to the seller in cash without interest, less applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 6, 2006 (the “Offer to Purchase”), the Supplement thereto, dated January 20, 2006 (the “Supplement”) and the related revised Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee. The Offer is being made in connection with the Amended and Restated Agreement and Plan of Merger, dated as of January 17, 2006 (the “Amended Merger Agreement”), among Offeror, Fox Acquisition Company, a Delaware corporation (“FAC”), and the Company. Holders of Shares whose certificates for such Shares are not immediately available or who cannot deliver their certificates and all other required documents to The Bank of New York (the “Depositary”) or complete the procedures for book-entry transfer prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase, as supplemented by Section 3 of the Supplement.

The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer a minimum number of Shares which, when added to the Shares, if any, then owned by Offeror or FAC represents at least a majority of the outstanding Shares on a fully-diluted basis. The Offer is also subject to certain other conditions contained in the Offer to Purchase and the Supplement. See Sections 1 and 15 of the Offer to Purchase and Sections 1 and 15 of the Supplement.

Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee:

1. The Supplement to the Offer to Purchase, dated January 20, 2006.

2. The revised Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients. Facsimile copies of either the original (blue) Letter of Transmittal or the revised (yellow) Letter of Transmittal (with manual signatures) may be used to tender shares.

3. The revised Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date or if the procedure for book-entry transfer cannot be completed prior to the Expiration Date.

4. A letter to stockholders of the Company from Steven M. Johnson, Chief Executive Officer of the Company, together with an amended Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company and mailed to the stockholders of the Company.

5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

7. Return envelope addressed to the Depositary.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, FEBRUARY 6, 2006, UNLESS THE OFFER IS EXTENDED.

TENDERING STOCKHOLDERS MAY USE EITHER THE ORIGINAL (BLUE) LETTER OF TRANSMITTAL AND THE ORIGINAL NOTICE OF GUARANTEED DELIVERY PREVIOUSLY DISTRIBUTED WITH THE OFFER TO PURCHASE OR THE REVISED (YELLOW) LETTER OF TRANSMITTAL AND THE REVISED NOTICE OF GUARANTEED DELIVERY.

STOCKHOLDERS WHO HAVE ALREADY TENDERED SHARES PURSUANT TO THE OFFER AND WHO HAVE NOT WITHDRAWN SUCH SHARES NEED NOT TAKE ANY FURTHER ACTION IN ORDER TO RECEIVE THE INCREASED OFFER PRICE OF $16.00 PER SHARE, IF SHARES ARE ACCEPTED FOR PAYMENT AND PAID FOR BY THE OFFEROR PURSUANT TO THE OFFER, EXCEPT AS MAY BE REQUIRED BY THE GUARANTEED DELIVERY PROCEDURE IF SUCH PROCEDURE WAS UTILIZED.

The Board of Directors of the Company, based on the unanimous recommendation of a special committee consisting of independent directors and the advice of the Company’s independent counsel and financial advisor has unanimously (a) approved the Offer and the Merger (as defined in the Offer to Purchase), (b) determined that the Offer and the Amended Merger Agreement are fair to and in the best interests of the Company and its stockholders and (c) resolved to recommend acceptance of the Offer to the stockholders, and that the stockholders tender their Shares pursuant to the Offer to Purchase and, if applicable, vote to adopt the Amended Merger Agreement.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Offeror will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 of the Offer to Purchase, as supplemented by Section 4 of the Supplement, promptly after the later to occur of (a) the Expiration Date and (b) the satisfaction or waiver of the conditions set forth in Section 15 of the

Offer to Purchase, as supplemented by Section 15 of the Supplement. Subject to compliance with Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended, Offeror expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Sections 1 and 16 of the Offer to Purchase, as supplemented by Sections 1 and 16 of the Supplement.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase)), (ii) a Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) and (iii) any other required documents.

If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described in Section 3 of the Offer to Purchase, as supplemented by Section 3 of the Supplement.

None of Offeror, FAC or LLCP will pay any fees or commissions to any broker, dealer or other person (other than the Depositary and the Information Agent (as described in the Offer to Purchase)) in connection with the solicitation or tenders of Shares pursuant to the Offer. Offeror will, however, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Offeror will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of either the original or the revised Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to D.F. King & Co., Inc. at 48 Wall Street, 22nd Floor, New York, New York 10005, (212) 269-5550 or toll free at (800) 735-3591. Additional copies of the enclosed material may be obtained from D.F. King & Co., Inc. by calling the foregoing telephone numbers.

Very truly yours,

D.F. King & Co., Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF THE OFFEROR, FAC, LLCP, THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENTS OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THE FOREGOING IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.